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                                                                    EXHIBIT 4.28

                       SUPPLEMENT TO WARRANT AGREEMENT

          THIS SUPPLEMENT TO WARRANT AGREEMENT, dated as of January 31, 2001 (the "Supplement"), by and among Transocean Sedco Forex Inc., a company incorporated under the laws of the Cayman Islands ("Parent"), R&B Falcon Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a bank and trust company organized and existing under the laws of New York (the "Warrant Agent").

                                  WITNESSETH:

          WHEREAS, pursuant to the Warrant Agreement dated as of April 22, 1999 (the "Warrant Agreement"), by and among the Company and the Warrant Agent, the Company appointed the Warrant Agent to act as agent for the Company in connection with the issuance, exchange, cancellation, replacement and exercise of warrants (the "Warrants") to purchase 35 shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued pursuant to the Warrant Agreement; and

          WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 19, 2000 (the "Merger Agreement"), by and among Parent, Transocean Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), TSF Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sub, and the Company (i) each outstanding share of Company Common Stock has been converted into the right to receive .5 ordinary shares, par value $.01 per share, of Parent ("Parent Ordinary Shares") and (ii) the Company has become an indirect wholly owned subsidiary of Parent; and

          WHEREAS, pursuant to Section 4.2(f) of the Merger Agreement, Parent has assumed the Warrants.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

          1. Parent hereby assumes all obligations of the Company under the Warrant Agreement and agrees to be bound by all of the provisions thereof, as amended by this Supplement.

          2. In accordance with Section 17(1) of the Warrant Agreement, each Warrant shall represent the right, subject to the provisions contained in the Warrant Agreement and in the certificate evidencing such Warrant, to purchase from the Company (and the Company shall issue and sell to such holder of the Warrant) 17.5 Parent Ordinary Shares (the "Warrant Shares") on exercise of such Warrant and payment of the exercise price of $19.00 per Warrant Share (the "Exercise Price").

          3. The words "not more than 10,500,000 shares of Common Stock of the Company" in Section 5(b) of the Warrant Agreement shall be amended and replaced by and read as "not more than 5,250,000 Parent Ordinary Shares."
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          4.   To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision hereof shall control. Except as expressly supplemented and amended hereby, the terms and conditions of the Warrant Agreement shall remain in full force and effect.

          5. Notwithstanding the date of execution hereof, this Supplement shall be deemed effective as of the Effective Time (as defined in the Merger Agreement).

          6. This Supplement shall be governed by and construed in accordance with the laws of New York.

          7. This Supplement may be executed in three counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, as of the day and year first above written.

                                        TRANSOCEAN SEDCO FOREX INC.


                                        By:  /s/ Robert L. Long
                                             -----------------------------------
                                              Name:  Robert L. Long
                                              Title: Executive Vice President
                                                     and Chief Financial Officer

                                        R&B FALCON CORPORATION



                                        By:  /s/ Paul B. Loyd, Jr.
                                             -----------------------------------
                                              Name:  Paul B. Loyd, Jr.
                                              Title: Chairman and Chief
                                                     Executive Officer

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



                                        By:  /s/ Herbert J. Lemmer
                                             -----------------------------------
                                              Name:  Herbert J. Lemmer
                                              Title: Vice President

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